Exhibit 99.1

EXPRESSJET ANNOUNCES RESULTS OF INITIAL BOND REDEMPTION AND FINAL SETTLEMENT OF AUCTION RATE SECURITIES

Successful redemption and settlement lead to improving balance sheet

                HOUSTON, July 27, 2010 – ExpressJet Holdings, Inc. (NYSE: XJT), parent company of regional and charter airline operator, ExpressJet Airlines, Inc., today announced it successfully executed steps to improve its balance sheet including settlement related to the remaining balance of its auction rate securities portfolioandthe first redemption of its 11.25% Convertible Secured Notes due 2023.

                ExpressJet entered into a settlement agreement related to its ongoing auction rate securities litigation.  This settlement relates to ExpressJet’s final auction rate securities balance of approximately $1.1 million par value, which will be sold for 90% of par value.  Since October 2008, ExpressJet settled or sold its entire $65 million (par value) auction rate securities portfolio for approximately 88% of par value, realizing approximately $57 million in cash.  ExpressJet used proceeds from auction rate transactions to repay its outstanding $5 million Citibank credit facility.

                ExpressJet continues to focus on the balance sheet through the redemption of its 11.25% Convertible Secured Notes due 2023.  The first redemption, which took place on July 9, 2010, resulted in the redemption of $3.2 million in principal of its 11.25% Convertible Secured Notes due 2023.  The shortfall of $1.8 million from the previously announced $5.0 million principal amount redemption was due to an administrative error made by the company’s agent on the original note redemption.  To correct this error, ExpressJet delivered notice to the trustee of its intention to redeem an additional $1.8 million in principal of its 11.25% Convertible Secured Notes due 2023 on August 23, 2010.  The administrative error will not have a financial impact on ExpressJet.

                The company is also scheduled to complete the redemption of additional $5.0 million in principal of its 11.25% Convertible Secured Notes due 2023 on August 2, 2010.  After completing these redemptions, the company will have redeemed a total of $10 million of its 11.25% Convertible Secured Notes due 2023 and ExpressJet’s remaining balance on the notes will be $33.6 million.  This balance represents the par value due to noteholders when the notes become due August 1, 2023 and a 43% reduction in these notes versus June 30, 2009.  The early redemption of its 11.25% Convertible Secured Notes due 2023 will save the company approximately $1.1 million annually in interest expense related to the notes.

                After these redemptions, the remaining balance in ExpressJet’s securities repurchase program will be $11.8 million.  The company expects any future purchases of securities under the securities repurchase program to be made periodically in the open market or in privately negotiated transactions.  This announcement is for informational purposes only and is not an offer to purchase or sell or a solicitation of an offer to purchase or sell, with respect to any securities.

About ExpressJet

                ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 134 scheduled destinations in North America and the Caribbean with approximately 1,200 departures per day.  Operations include capacity purchase agreements for United and Continental as well as providing clients customized 50-seat charter options; and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

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This release contains forward-looking statements. Statements including words such as "believes," "intends," "plans," "anticipates, “estimates," "projects," "expects" or similar expressions represent forward-looking statements that are based on the Company’s expectations in light of facts known by management on the date of this release.  Specifically, statements regarding the announced partial redemption of its 11.25% Convertible Secured Notes due 2023, ExpressJet’s future results of operations, operating costs, business prospects, growth and capital expenditures, including plans with respect to its fleet, are forward-looking statements. The forward-looking statements in this release reflect the Company’s plans, assumptions and expectations about future events and are subject to uncertainties, many of which are outside ExpressJet’s control.  Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. The five key areas of the known risks that could significantly impact the company’s revenues, operating results and capacity include: operations under the Company’s capacity purchase agreements may no longer be profitable; charter operations and other aviation services may affect ExpressJet’s ability to operate profitably; rising costs, a global, economic recession and the highly competitive nature of the airline industry; the profile of the Company’s current shareholders; and regulations, including listing regulations for publicly traded companies, and other factors. For further discussions of these risks and others, please see the sections entitled "Risk Factors", as well as other sections, of ExpressJet’s filings with the Securities and Exchange Commission. The events described in the forward-looking statements might not occur or might occur to a materially different extent than described in this release. ExpressJet undertakes no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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